Amending Agreement of Contract and Articles

Shandong Jinpeng Copper Co. Ltd. (Party A) and Terra Nostra Technology Ltd. (Party B) through friendly consultation, agree to amend the contract and articles of Shandong Quanxin Stainless Steel Co. as follows:

1.

Amendment of the Contract

1.1

Change the Name of Hong Kong Hanbang Investment Co. mentioned in the original contract into Terra Nostra Technology Ltd.

1.2

Article 2.1:

Party B: Terra Nostra Technology Ltd.

Address: Suite 2818-1 Place Ville Marie, Montreal, Quebec, H3B 4R4 Canada

Legal Representative: Sun Liu James Po

Nationality: Canadian

1.3

Article 5.11:

The registered capital of the Company shall be USD $ 26,600,000, of which:

Party A shall invest USD $ 13,034,000, accounting for 49%

Party B shall invest USD $ 13,566,000, accounting for 51%

1.4

Article 5.12:

Party A shall invest by contributing existing fixed assets (e.g. buildings and equipments) at the price ratio of 1:1. Party B shall invest by contributing in cash an initial investment of USD $1,000,000 cash, which shall be provided to the JV bank account within 10 days of issuance of business license.  If this initial investment is not received by the JV within this period, the parties shall jointly submit an application to the approval authority for a 15-day extension of the time within which Party B must provide the initial investment. Other investment payment schedule shall be due according to the government regulations.

1.5

Article 8.17:

The Board of Directors is comprised of five directors, of which two shall be appointed by Party A, and three by Party B.  The chairman shall be appointed by Party B, and the vice-chairman by Party A.  The term of office for the directors and chairman is four years, and their term may be renewed if re-appointed by the relevant party.

2.

Amendment of the Articles

2.1

Change the Name of Hong Kong Hanbang Investment Co. mentioned in the original articles into Terra Nostra Technology Ltd.

2.2

Article 1.3:

Party B: Terra Nostra Technology Ltd.

Address: Suite 2818-1 Place Ville Marie, Montreal, Quebec, H3B 4R4 Canada

Legal Representative: Sun Liu James Po

Nationality: Canadian

2.3

Article 3.11:

Party A shall invest USD $ 13,034,000, accounting for 49%

Party B shall invest USD $ 13,566,000, accounting for 51%

2.4

Article 4.20:

The Board of Directors is comprised of five directors, of which two shall be appointed by Party A, and three by Party B. The term of office for the directors and chairman is four years, and the term of directors may be renewed if re-appointed by the relevant party.

2.5

Article 4.22:

The Board is comprised of one chairman and one vice-chairman, of which chairman shall be appointed by Party B and the vice-chairman by Party A.

3.

Party A and Party B both agree that this agreement is considered an integral part of the original contract and articles.

4.

This Agreement has 6 copies, 1 held by each party and remaining 4 copies are for the purpose of application and examination of approval authority.

5.

This Agreement shall be effective upon the signing of the parties and approval from the original examination and approval authority.

This Agreement is singed in Zibo, Shandong, China by the authorized representative of the Parties on the 2nd of January 2005.

Shandong Jinpeng Copper Co. Ltd.

Terra Nostra Technology Ltd.

By: /s/ Ke Zhang

      By: /s/ Manna Hung